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FOR IMMEDIATE RELEASE

FROM: MULTI-MARKET RADIO, INC.
      150 East 58th Street
      New York, NY 10155
      212-407-9126
      Contact: Cynthia A. Bond

                 MULTI-MARKET RADIO SELLS AUGUSTA STATIONS

NEW YORK, July 11, 1996--Multi-Market Radio, Inc. (NASDAQ: RDIOA) today announced that it has sold its two Augusta, Georgia radio stations, WRXR(FM) and WKBG (FM), to Wilks Broadcast Acquisitions, Inc. for $5.0 million.

Commenting on the transaction, Michael G. Ferrel, President and Chief Executive Officer, said, "As we previously noted the sale of these stations, which have been losing money, presents an opportunity for us to redeploy our assets and concentrate on building strategic clusters of stations. We continue to look at stations both in our existing markets and new markets and envision being very active in the months ahead. This is in addition to our intended merger with SFX Broadcasting which will create an even larger and more successful company."

On April 15 SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced that it would acquire Multi-Market Radio for the stock equivalent of $11.50 per common share, subject to adjustment. It is anticipated that this transaction will close within the next few months subject to shareholder approval and the approval of the Federal Communications Commission and certain other conditions.

Multi-Market Radio, which is headquartered in New York City currently owns, provides programming for, sells advertising on behalf of or has agreed to acquire the following thirteen radio stations in seven markets:

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

     WKSS(FM)   Hartford, CT***               WMJY(FM)     Biloxi, MS
     WHMP(FM)   Springfield/Northampton, MA   WKNN(FM)     Biloxi, MS
     WHMP-AM    Springfield/Northampton, MA   WCHZ(FM)     Augusta, GA*
     WPKX(FM)   Springfield/Northampton, MA   WMYB(FM)     Myrtle Beach, SC**
     WPLR(FM)   New Haven, CT                 WVCO(FM)     Myrtle Beach, SC**
     WYBC(FM)   New Haven, CT*                WYAK(FM)     Myrtle Beach, SC
     WGNE(FM)   Daytona Beach, FL
                  *Joint Selling Agreement
                 **Local Marketing Agreement
                ***Under contract to be acquire

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In addition, the Company owns KOLL(FM) in Little Rock, AR, which is under contract to be sold.